Exhibit 12(a)(7)
NOTICE REGARDING FILING OF AMENDMENT TO SCHEDULE TO TO BE POSTED ON THE KNIGHT TRADING GROUP, INC. WEBSITE

Q.    Why has Knight filed an amended version of its Tender Offer on Schedule TO?

A.    Knight filed its original Tender Offer on Schedule TO with the Securities and Exchange Commission on December 11, 2002. Following the filing, the SEC has taken the opportunity to review the original filing and has asked Knight to provide some additional disclosure to offerees. Knight has complied by sending out an e-mail to all eligible employees containing the requested disclosure. This has also resulted in us amending our filing from December 11, 2002. The SEC has not asked us to change the economic terms of the exchange offer and we have not done so. The SEC has also not required us to extend the offering period. For a summary of the alterations we have made to the Schedule TO in response to the SEC’s comments, you should read the e-mail we are distributing to employees eligible to participate in the exchange offer, which is included as Exhibit 12(a)(5) to the amended Schedule TO.

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